Exhibit 10.1

Stock Option Grant Certificate

«FirstName» «LastName» has been awarded «Number_of_Options» Stock Options

Grant Date: «Grant_Date»	Expiration Date: 10 years from grant date
Option Exercise Price: $«Exercise_Price»	Type of Option: «Option_Type» Stock Option

Exercisable Date:                       «Percent» of the Options are exercisable on «Date».  An Additional «Percent» of the Options become exercisable each month thereafter until they are fully exercisable.

Phase Forward Incorporated

Your selection for this Phase Forward stock option award further recognizes how important your contributions are to the success of the Company.  On behalf of Phase Forward’s Board of Directors and the Company’s leadership team, congratulations.

<name>
Chief Executive Officer

This stock option grant is made under the Amended and Restated 1997 Stock Option Plan and is subject to the terms and conditions on the back of this Certificate.

Stock Option Grant Certificate – Additional Terms

1. Grant of Option.  The Board of Directors of Phase Forward Incorporated (the “Corporation”) has granted to the individual named on the front of this Certificate (the “Optionholder”) an option (the “Option”) to purchase, at the exercise price listed on the front of this Certificate, the number of shares listed on the front of this Certificate (the “Shares”) of the Corporation’s Common Stock, $.01 par value (the “Common Stock”), pursuant to the Corporation’s Amended and Restated 1997 Stock Option Plan (the “Plan”), which is provided with this Certificate.

2. Type of Option. The type of option will be designated on the front of this Certificate.  An “Incentive Stock Option” designation means that it is intended that the Option be to the maximum extent possible an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  A “Non-Qualified Stock Option” designation means that it is not intended that the Option qualify as an Incentive Stock Option.

3. Option Period and Termination. The Option expires ten years from the date of grant. The Optionholder should take special note that the Option may be terminated early by certain events, as provided in Section 13 of the Plan, including termination of employment or other relationship with the Corporation, disability or death.

4. Vesting of Right to Exercise. The right to exercise the Option shall vest in accordance with the schedule set forth on the front of this Certificate, for so long as the Optionholder remains an employee, Director, consultant, adviser, independent contractor or other service provider, with reference to the Optionholder’s relationship to the Corporation at the time of grant.  Notwithstanding the schedule specified on the front of this Certificate, upon a Change of Control (as defined in Section 14(c) of the Plan), then an additional twenty-five percent (25%) of the Option shall immediately vest and become exercisable.

5. Method of Exercise. The Option may be exercised from time to time with respect to all or any part of the Shares as to which it is exercisable at the time.  No fractional Shares may be purchased except in combination with a fraction or fractions under another presently exercisable option or options granted under the Plan, and then only to the extent that such combination equals a full Share.  To exercise the Option, the Optionholder (or other person exercising the Option) must deliver to the Corporation the following:

(i) a completed and signed notice of exercise, in a form reasonably acceptable to the Corporation, stating the number of Shares to be purchased.  If the Option is being exercised by a person other than the Optionholder, the notice of exercise must be accompanied by proof of the right of such person to exercise the Option and such other pertinent information as the Corporation deems necessary;

(ii) two (2) signed Stock Restriction Agreements, the form of which has been provided with this Certificate (the “Stock Restriction Agreement”).  The Shares purchased pursuant to exercise of the Option shall be subject to the terms of such Stock Restriction Agreement.  (Compliance with the obligations under this clause (ii) will not be required after closing of the first underwritten public offering by the Corporation under the Securities Act of 1933 of any of its equity securities for its own account for cash, or if the Shares are subject to the terms of a previously executed and delivered Stock Restriction Agreement); and

(iii) payment in full of the exercise price for the Shares being purchased (A) in cash or by certified check, bank draft or money order made payable to the order of the Corporation, (B) by delivery of shares of Common Stock having a fair market value (as determined by the Board in good faith in its reasonable discretion) on the date of exercise equal to the exercise price, (C) by a combination of cash and Common Stock, or (D) if previously approved by the Board, by a combination of cash, Common Stock and a promissory note in accordance with the terms of the Plan; provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Corporation already owned by the Optionholder may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Board (unless otherwise permitted by the Board).  In addition, the exercise of an Option shall be subject to satisfaction of all conditions the Board may impose on the exercise of such Option or the Plan, and any such exercise shall be effective only after all such conditions have been satisfied.

6. No Rights as Stockholder. The Optionholder (or any other person entitled to exercise the Option) shall not be entitled to any rights as a stockholder of the Corporation with respect to any Shares covered by the Option until such Shares shall have been registered on the stock transfer books of the Corporation in the name of the Optionholder (or such other person).

7. Notice of Premature Disposition. In the case of an Incentive Stock Option, if, within two years from the date of grant or within one year after the transfer of Shares to the Optionholder upon exercise of the Option, the Optionholder makes a disposition (as defined in Section 424(c) of the Code) of any Shares, the Optionholder shall notify the Secretary of the Corporation within 10 days after such disposition.

8. Compliance with Laws, Regulations and Rules. The Plan, this Certificate, the Option and the obligation of the Corporation to sell and deliver the Shares upon exercise of the Option are and shall be subject to (a) all applicable laws, government regulations and rules and (b) all applicable regulations and rules adopted by the Board in accordance with the Plan.  If at any time the Board determines in its discretion that the listing, registration or qualification, on any securities exchange or under any federal or state law, of the Shares deliverable upon exercise of the Option, or the consent or approval of any regulatory body, or compliance with any law, rule or regulation, is necessary or desirable as a condition of, or in connection with, the delivery or purchase of Shares, then exercise of the Option shall not be effective unless such listing, registration, qualification, consent, approval or compliance shall have been effected or obtained free of any conditions not acceptable to the Board.

9. Legend on Certificates. Each certificate representing the Shares shall bear restrictive legends referring to the restrictions on transfer and repurchase rights of the Corporation contained in the Stock Restriction Agreement and the restrictions on transfer imposed by the Securities Act of 1933, as amended, and any applicable exemption therefrom pursuant to which the Shares may be issued.

10. No Employment Rights. Nothing in the Plan, the Option or this Certificate confers upon the Optionholder any right to continued employment or any other business relationship with the Corporation or interferes with the right of the Corporation to terminate the Optionholder’s employment or any such relationship.

11. Taxes. In the case of an “Incentive Stock Option”, as a condition of issuance of Shares under this Option, the Optionholder agrees that, if at the time the Option is exercised the Board determines that under applicable law and regulations the Corporation could be liable for the withholding of any federal or state tax with respect to a disposition of the Shares received upon exercise, the Board may require the Optionholder to give, or to agree to give, such security as the Board deems adequate to meet the potential liability of the Corporation for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Board to preserve the adequacy of such security.  In the case of a “Non-Qualified Stock Option”, as a condition to the issuance of Shares under this Option, the Corporation shall have the right to require the Optionholder to remit to the Corporation an amount sufficient to satisfy any federal, state or local withholding tax requirements or make other arrangements satisfactory to the Corporation with regard to such taxes, as provided in the Plan.

12. Definition. As used in this Certificate, the term “Corporation” shall include any subsidiary or parent of the Corporation as defined in Sections 424(e) and (f) of the Code.

13. Amendments. The Board may at any time or times amend the Plan or the Option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law. No termination or amendment of the Plan or amendment of the Option shall, without the Optionholder’s consent, adversely affect the Optionholder’s rights under the Option.

14. No Transfer.  Neither this Certificate nor any of the rights granted hereby are transferable or assignable, except by will or the laws of descent and distribution.  During the lifetime of the Optionholder, only the Optionholder may exercise this Option.

15. Consistency with Plan. If there is any inconsistency between the provisions of this Certificate and the provisions of the Plan, the latter shall control.